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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25
                                                  COMMISSION FILE NUMBER 0-30417

                           NOTIFICATION OF LATE FILING


(Check One): [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q
[ ] Form N-SAR  [ ] Form N-CSR

         For Period Ended: March 31, 2003
                           -----------------------------------------------------
[ ] Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

         For the Transition Period Ended:
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Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I

                             REGISTRANT INFORMATION

Full Name of Registrant  Philip Services Corporation
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Former Name if Applicable

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Address of Principal Executive Office (Street and number)
5151 San Felipe, Suite 1600
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City, State and Zip Code  Houston, Texas 77056
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                                     PART II
                             RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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              (a)      The reasons described in reasonable detail in Part III of
                       this form could not be eliminated without unreasonable effort or expense;
              (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
              (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The registrant was not able to timely file its quarterly report on Form 10-Q for the quarter ended March 31, 2003 because the registrant's consolidated financial statements for such period have not been completed. The registrant was also not able to complete the management's discussion and analysis of financial condition and results of operations portion of the Form 10-Q before the due date of such quarterly report without unreasonable effort and expense.


                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

Michael W. Ramirez                  (713)                          623-8777
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     (Name)                      (Area Code)                  (Telephone Number)


         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                              [X] Yes [ ] No


         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                           PHILIP SERVICES CORPORATION
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 16, 2003                        By: /s/ MICHAEL W. RAMIREZ
      ------------                           -----------------------------------
                                             Name:  Michael W. Ramirez
                                             Title: Senior Vice President and
                                                    Chief Financial Officer